AGREEMENT

This Agreement (this “Agreement”) is made as of December 31, 2002, by and between EOS International, Inc., a Delaware corporation (formerly dreamlife, inc.) (“EOS”) and Weichert Enterprises, LLC, a Delaware limited liability company (“Weichert”).

RECITALS

     A. Reference is made to the Secured $3,000,000 Bridge Loan Promissory Note dated as of December 14, 2001, as amended, issued by EOS to Weichert (the “Note”) and the Secured $3,500,000 Bridge Loan Promissory Note dated as of December 14, 2001, as amended, issued by EOS to DL Holdings I, L.L.C. (the “DL Note”).

     B. Reference is made to the Warrant to purchase common stock of EOS dated as of December 14, 2001, as amended, issued by EOS to Weichert (the “Warrant”).

     C. EOS and Weichert desire to further amend the Note and the Warrant on the terms set forth herein.

     EOS and Weichert hereby agree as follows:

1.	The Note Amendments.

     Extension of Maturity Date.  The reference to “December 31, 2002” in the definition of “Maturity Date” set forth in Section 1 of the Note, as amended, is hereby deleted and in its place inserted “January 31, 2003.”

     Reference to Warrant.  The reference to “January 1, 2003” in Section 2(b) of the Note, as amended, is hereby deleted and in its place inserted “February 1, 2003.”

2.	The Warrant Amendments.

     Amendments Relating to Section 5.  If the Note and the DL Note are repaid in full on or prior to January 31, 2003, then Section 5.2 of the Warrant is deleted in its entirety and in its place inserted “[intentionally omitted]” and the reference to Section 5.2 in Section 5.4 is deleted without any further action by the parties hereto in each case effective April 15, 2002. Notwithstanding Section 5.2, no adjustment provided for therein shall be made during the period of April 15, 2002 through and including January 31, 2003 but if the Note and the DL Note are not paid in full on or before January 31, 2003, then any adjustment which would have been made pursuant to Section 5.2 but for this sentence shall thereupon be made effective February 1, 2003.

     Deletion of Definitions. If the Note and the DL Note are repaid in full on or prior to January 31, 2003, then Section 9 of the Warrant is amended by deleting therefrom the following definitions: “Fair Market Value,”  “Issue Date,”  “New Issuance,” “New Issue Price”  and “Relevant Date”  in each case effective April 15, 2002.

     Amendment of Exercise Period. The definition of “Exercise Period” set forth in Section 9 of the Warrant is hereby amended to mean the period from February 1, 2003 to February 1, 2008.

     Amendment of Introductory Paragraph. The introductory paragraph of the Warrant is amended by adding after the words “$2.95 per share”, the following words “, provided however, that if the Company sells any Common Stock for its own account during the period from April 15, 2002 through and including January 31, 2002 for cash in a private placement or public offering (a “Qualifying Sale”), then the exercise price per share shall be the weighted average cash price paid for each share of Common Stock (without reduction for any fees or expenses including placement agent fees and expenses and/or underwriters’ discounts or commissions and without allocation of any cash consideration received by the Company in such a transaction to any warrants or options to purchase Common Stock or any registration rights granted by the Company in any Qualifying Sale) (except in no event will sales under written agreements by the Company to sell the Common Stock existing on April 15, 2002 be a Qualifying Sale).”

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

WEICHERT ENTERPRISES, LLC By: GERALD C. CROTTY —————————————— Name: Gerald C. Crotty Title: President	EOS INTERNATIONAL, INC. By: JAMES M. CASCINO —————————————— Name: James M. Cascino Title: President and CEO